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                              [COMPANY LETTERHEAD]

CONTACT: MARK ROMIG (504) 581-7195, EXT. 211

                 CASINO OWNER, JCC HOLDING COMPANY, COMMENTS ON
                 PRESENTATION TO CASINO TAX ADVISORY COMMITTEE;
                   HALT OF TRADING BY AMERICAN STOCK EXCHANGE

(NEW ORLEANS - NOVEMBER 15, 2000) - JCC Holding Company (AMEX:JAZ), released the following comments on a presentation made on November 13, 2000 to the New Orleans Casino Tax Advisory Committee which set forth a contemplated restructuring of the Company's financial obligations, as well as the American Stock Exchange's halt of trading in the Company's stock. (References to the "Company" include the Company's wholly-owned subsidiary Jazz Casino Company, L.L.C. which operates the Company's casino in New Orleans, Louisiana.)

On November 13, 2000, Jefferies & Company, Inc., financial advisors to the Company, on its behalf presented a proposed plan for restructuring the Company's financial obligations based upon Jefferies' analysis and advice, to New Orleans' Mayor Marc Morial's Casino Tax Advisory Committee. During this presentation, the Company proposed various concessions to be made by its securities holders, its lenders, its affiliates, Harrah's Entertainment, Inc., Harrah's Operating Company and Harrah's New Orleans Management Company (the manager of the casino and a wholly controlled affiliate of Harrah's Entertainment, Inc.), the State of Louisiana, and other parties to whom the Company has contractual or legal obligations.



                                     *more*

Among other things, the proposal included the recommendation of a pre-negotiated bankruptcy proceeding to achieve a reorganization of the Company's financial


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arrangements and capital structure. Jefferies advised that confirmation of a plan in bankruptcy to achieve such a result would likely involve the elimination of the equity held by the Company's current stockholders.

The Company's financial advisors have concluded, after a thorough analysis, that as currently configured the Company's casino is not financially viable because current and projected revenue is not sufficient to pay all operating expenses, minimum taxes and debt service. While the financing required for the casino's operations has been arranged through March 31, 2001, the Company's ability to continue as a viable business beyond that time is in doubt absent a significant restructuring of its finances.

The Company believes that unless the $100 million minimum payment due to the State of Louisiana is reduced and economic concessions are obtained from numerous other parties to whom the Company has financial obligations, the Company will not be able to continue as a viable business.

These recommendations have not been formally considered or approved by the Company's board of directors or any other parties and cannot be implemented until such approval is received.

On November 14, 2000, the Company filed an 8-K Current Report with the U.S. Securities and Exchange Commission covering the presentation and recommendation made to the Casino Tax Advisory Committee. In addition, the Company has been advised by the American Stock Exchange that it no longer meets the Exchange's continued listing requirements and the Company will not object to the removal of its common stock from the American Stock Exchange.



                                     *more*

The Casino Tax Advisory Committee was assembled by the Mayor of New Orleans to document its findings on the economic impact of the Harrah's New Orleans Casino,


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owned by Jazz Casino Company, LLC, the Company's wholly-owned subsidiary, and make recommendations to the Mayor regarding the $100 million minimum payment due to the State of Louisiana and other relevant matters.

Jazz Casino Company, LLC, has the exclusive license to own and operate the only land-based casino in Orleans Parish, Louisiana. Harrah's New Orleans Management Company, a subsidiary of Harrah's Entertainment, Inc., is the manager of the casino. The casino directly employs approximately 3,000 people with an annual payroll and benefits of approximately $80 million. The 100,000 square foot casino is located at Canal Street at the Mississippi River in downtown New Orleans, and is adjacent to the French Quarter, the Aquarium of the Americas and the Ernest N. Morial Convention Center.

Statements in this press release that are not historical fact, including particular statements about the efforts to reorganize the Company's financial arrangements to achieve ongoing economic viability, are forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Management cautions that the future viability and performance of the Company involves numerous risks and uncertainties, and that the Company's actual results could differ materially from those expressed in any of its forward-looking statements as a result of the success of its efforts to negotiate a reorganization, successfully emerge from any bankruptcy proceeding that may be commenced and other factors that are contained in documents the Company files with the U.S. Securities and Exchange Commission. Readers are encouraged to refer to these reports, with particular reference to the Company's 10-Q Quarterly Report filed on November 13, 2000, and the Company's 8-K Current Report filed on November 14, 2000.

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